SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): September 6, 2002



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)



     Tennessee                      0-25596                      62-1282758
        -----------------------------------------------------------------
  (State or other                (Commission                   (IRS Employer
 jurisdiction of                 File Number)                Identification No.)
   incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

          On Friday, September 9, 2002, Shop At Home, Inc. held a conference call to discuss the Company's financial results for its fiscal year 2002 ending June 30, 2002. These results were filed with the SEC on the Form 10-K filed on September 6, 2002. The Company has elected to voluntarily file a copy of this transcript with this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript.

         The conference call was also broadcast live over the Internet on Friday, September 6th at 3:00 p.m. Central Time. The audio replay is available at www.shopathometv.com/corporate/news-index.html, and will be accessible for 90 days. A telephone instant replay of the conference call will be available September 6th through close of business September 13, 2002 by dialing 1-888-562-2764. The information concerning the Internet broadcast and the audio replay was issued pursuant to a press release issued by the Company on September 5, 2002.

         A transcript of the September 6, 2002, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         SHOP AT HOME, INC.
                                         (Registrant)



                                         By: /s/ George J. Phillips
                                         -------------------------------
                                         George J. Phillips
                                         Executive Vice President,
                                         General Counsel and Corporate Secretary

Date: September 9, 2002

EXHIBIT 99.1


                              SHOP AT HOME NETWORK
           Conference Call to Discuss Fiscal Year Ending June 30, 2002
                                September 6, 2002
                                3:00 p.m. C.D.T.


     Coordinator Good afternoon. Welcome to the Shop At Home conference call. All participants will be able to listen only until the question and answer session. At the request of Shop At Home Network this conference is being recorded. If there are any objections you may disconnect at this time. I would now like to introduce your moderator for today's conference, Ms. Kearstin Patterson, Director of Communications. You may begin when you're ready ma'am.

     K. Patterson: Good afternoon and welcome to Shop At Home's Fourth Quarter and Year End Fiscal 2002 conference call. I'm Kearstin Patterson the Company's Director of Communications. On the call with me today are George R. Ditomassi and Frank A. Woods, Shop At Home's Co-CEO's. Also present is our Chief Financial Officer, Arthur D. Tek.

Our release was sent out Friday morning September 6th, and our 10K is currently available on Edgar. Mr. Tek will provide a brief overview of the fourth quarter and year-end results. And then Mr. Ditomassi followed by Mr. Woods will make some additional comments. Following their comments, the executive management present will take questions from the investment banking analysts, financial firm representatives, and fund investors who are participating on the call.

Before we begin, I'd like to say that any statements made today on behalf of Shop At Home with regards to the expectations of future revenue, earnings, household distribution or other performance factors, including any statements regarding the plans or objectives of management for future operations are forward-looking statements for the purposes of the SEC statutes.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as the result of new information, future events or otherwise, after the date of this call. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this call may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements for the reasons set out in the Company's most recent 10K.

A listen-only Web cast of the conference call will be available on the Company's corporate Web site for 90 days, and an instant telephone replay of the conference call will be available until Friday, September 13th by dialing 1-888-562-2764.

It is my pleasure now to introduce our Chief Financial Officer, Arthur Tek.

     A. Tek: Thanks Kearstin. Our Company made significant progress during the fiscal year ended June 30, 2002. Revenues increased 10% to $195.8 million. EBITDA improved 65% from a loss of $29.3 million last year to a loss of $10.4 million this year. During the quarter ended June 30th, we made dramatic improvement compared to the same quarter of last year. Revenue was up 34% to $53.5 million, and our EBITDA loss improved by 78% from $12 million last year to $2.7 million this year. The June quarter also improved sequentially over the March quarter with revenue up 7% and EBITDA better by 10%. These results were achieved in spite of the June quarter being seasonally weaker than March.

Returning to our results for the full fiscal year, we improved our operating efficiency as reflected throughout our income statement. Salaries and wages were reduced by 20% or $4.4 million. General and administrative costs were reduced by 11% or $2.6 million. Depreciation and amortization dropped by $2.2 million. We improved our gross margin from 31.1% to 35%. We reduced return merchandise as a percentage of shipped sales from 25.6% to 18.3%, which to our knowledge is the best in our industry. We also reduced credit card charge backs down to only 3/10's of one percent from 1.4% in the previous year.

Our transponder and affiliate charges increased 4% or $1.4 million, but we greatly improved our distribution efficiency as the cost per average home reached dropped by 30%.

Despite the significant progress we made up and down our income statement, we did not succeed in returning to positive EBITDA. Our revenue per household reached of $5.53 did not meet our expectations. With our limited capital resources we could not invest as desired in customer financing and a larger selection of products.

Our quest for growth funding provided impetus for our recently announced transaction with The E.W. Scripps Company. I'll let George Ditomassi, our co-CEO, address that in more detail, and summarize by stating that we expect our improvement to continue and indeed accelerate. George.

     G. Ditomassi: Thanks, Art. I guess our journey began just before June 1st of last year 2001. At that point and time we faced many challenges and many along the way. However, many of these were not apparent as we began the task of stopping the bleeding and rebuilding the Shop At Home Network.

As Arthur has touched on a number of points, it's important to understand that we actually at that point and time, prioritized our problems and immediately focused on the following; higher margins, lower returns, the addition of a professional executives at different levels with on air E-commerce experience, efficient and rapid responses by our customer service personnel, much improved on-air presentation of product, with less hype and more information presented in an entertaining manner, an increased female viewing audience, and we had to focus dramatically on increases to our carriage that brought us many more new customers.

We focused on repeat sales to the point where we sell three times as many customers the second time today as we did a year ago. As the business began to turn around and the above products and subjects that we focused on began to turn as well, we actively intensified our search for a strategic partner. One who would not bring just the funding needed to grow, but one that made marketing and merchandising sense as well. After having been presented with a number of potential strategic opportunities it was patently clear given a choice who that partner should be. I would ask my partner, Frank Woods, to speak to that point. Frank.

     F. Woods: We have previously announced the essence of the Scripps transaction and as you know Scripps owns four cable networks including Home & Garden Television, Food Network, DIY-Do it Yourself Network, and Fine Living. Additionally, Scripps operates 21 daily newspapers, ten broadcast television stations, and other media businesses and their annual revenues exceeded $1.4 billion in the last year.

Scripps brings a partnership and capital needed for the Shop At Home Network to be competitive with its larger rivals. The essence of the transaction is that Shop At Home will sell a 70% interest in the home shopping network for $49.5 million in cash while retaining a 30% interest. The Company will retain full ownership of its five television stations and its wireless spectrum rights. Scripps will also loan the Company $47.5 million at 6%, allowing the Company to pay off its debt including its $75 million 11% senior secured note, and a $17.5 million credit facility. The Company's five television stations will initially carry the new network's programming providing steady cash flow while the Company develops and executes its strategy to maximize the value of the five television stations and the wireless spectrum assets.

We believe that this transaction will allow the Company to unlock the value of not only the five television stations and realize the value of the wireless spectrum rights, but most excitedly it's going to enable us to have a maximum return from the home shopping network under a Scripps led home shopping network in which we will have a 30% interest.

Given the partnership with Scripps and its successful cable networks our 30% ownership in the network may prove to be the Company's most valuable asset. With this background we would open for questions.

     Moderator: Our first question today comes from Michael Lamb with Wealth Monitors.

     T. Bauer: Actually it's Tyson Bauer. A couple of quick questions for you gentlemen. One of the things that was important through the years was trying to enhance the merchandising of the network and what was being sold, it seems that you ran into difficulties on that front in trying to improve your revenue per FTE. How does the Scripps transaction, or how do initiatives that you plan on putting in place, how will that help get that revenue for FTE up to more of your competitors' level?

     G. Ditomassi: I think that the marketing opportunities when you have characters and famous people such as Emeril [Chef Emeril Lagasse] and Wolfgang on the Food Network, and some of the people that are brought onto the Fine Living as well as Home & Garden, I think the opportunity to cross merchandise is terrific, and to address our product in shows to a new customer, as well as those we already own. So I think that not only having the financing, but having the opportunity to take what they offer in terms of marketing and merchandising and blend it with a true E-commerce network is mind boggling at this point in time.

     T. Bauer: In talking to Scripps, some of those personalities are not tied up with the networks they currently run. How does that work in your strategy to try to bring, such as Emeril just as an example, those people over to your network from their current positions with QVC or HSN.

     G. Ditomassi: I think it's a matter of negotiation. We haven't had the opportunity yet to try to bring the networks of Scripps to us to decide how is the best way to proceed. But I think that given the right business proposition and the opportunity that exists in having a channel to sell product on without in any way interfering with what the Food Network does now I think we'll work out something that makes sense for Emeril and for us and Scripps.

     T. Bauer: According to your K it said you had 41.5 million homes, FTE. In the last call you had over 45 million. Where does that number stand currently? And how was the number achieved? Was it just further payments or renegotiations?

     A. Tek: The K is as of June 30th and we have been adding homes consistently over the past year. So since June 30th we simply continued adding homes.

     T. Bauer: What is that number currently?

     A. Tek: I believe it's over 47 million.

     T. Bauer: Now is this through purchasing carriage or renegotiations?

     F. Woods: Primarily it's through purchasing and new outlet opportunities, Tyson.

     T. Bauer: Okay. Let me jump back in the queue.

     Moderator: Our next question comes from Lenny Brecken with Ternary Capital.

     L. Brecken: I just wanted to specifically hone in on the jewelry segment. I don't know if you guys actually broke that out. I just wanted to see how that was actually doing in the quarter? Any sense of how the progression was through the quarter in terms of demand?

     G. Ditomassi: In terms of jewelry?

     L. Brecken: Correct.

     G. Ditomassi: The jewelry if you take a look at where we are today as opposed to a year ago is dramatically up. We have devoted more hours to it, and the returns have been very rewarding. So we sell a lot more jewelry today than we did a year ago.

     L. Brecken: I'm making a general statement. The consumer was weak in July; it came back a little in August. I'm generalizing now, not to say this is your business, but I want to see if this is the pattern you saw. July was the weakest month of the quarter, and it strengthened thereafter.

     G. Ditomassi: We saw a slight weakening. By all information we could get, we saw it much later than some of our competition and the retail trade in general. But July would have been slightly weaker. We then brought some concern, whether we were headed for a weak August. But that didn't happen. August came right back for us, so while we saw a bit of it, but not to the extend that I think you're talking about, because I know retail was off in July and it wasn't as dramatic with us and it came back in August.

     L. Brecken: Thank you.

     Moderator: The next question comes from John Lawrence with Morgan Keegan and Company.

     J. Lawrence: Good afternoon, guys. Frank, would you go through a little bit and just help me with a little bit of timeframe here. Number one, I assume that everything is scheduled to close on time?

     F. Woods: It is. We're looking at filing a proxy statement, we've actually filed it at the end of last week and we're going through the waiting period and anticipate mailing a proxy statement next week calling for a shareholders meeting on October 16th [Tentative and Subject to Change].

     J. Lawrence: October 16th. It will be done immediately with that.

     F. Woods: It will be done either immediately or shortly thereafter.

     J. Lawrence: Secondly, from operation of the network, is it a situation where Scripps is already looking at pro formas and trying to look at changes, will they be ready to go at that point or will this be a slow phase-in period as far as when they would have total control?

     F. Woods: We're having daily dialogue with the Scripps management, and they're having access to all of our operations and we're doing joint planning. So there is going to be certainly a transition period, but I would say it's going to be a transition period with a lot of knowledge on both sides and a lot of planning that has been done prior to October 16th.

     J. Lawrence: Okay. Then secondly to that is can you speak a little bit, I know we've talked a little bit about the network and the Scripps' transaction, talk a little bit and give us a little more feel for how should investors look at the liquidation plan of the stations at this point going forward? The timeframe there, talk a little bit more about the 15-month timeframe. When would you expect shareholders could start seeing rewards from the asset values?

     F. Woods: We certainly hope, John, that you're going to be able to see as we go along the unlocking of the values not only of the television stations and the wireless spectrum rights, but that there's going to be an appreciation for what Scripps brings to the value of the home shopping network. I know there's a tendency to take the percentage of 70% and 30% and multiply that into a value based on the $49.5 million payment that we're getting for the 70%, and put a value on the 30%.

But I think what you need to focus on is that the reason for the Scripps' transaction is all the resources and added values that they bring to this network, it's going to be a totally different network in terms of value on October 17th, or the day after we close. It's a whole new valuation. We think there's every reason to believe that our 30% interest in a Scripps' led home shopping network is going to have maximum value and at the same time that we're maximizing the value of the home shopping interest, there's going to be an effort on all fronts to seek out the best combination use of the television stations and that might be individual sales, a group sale, a group affiliation, a programming arrangement. I think there are a number of different options that can be explored on the valuation of the TV stations and we're doing that currently and we'll certainly accelerate that as we go forward.

     J. Lawrence: Great. Thank you.

     Moderator: We have another question from Tyson Bauer.

     T. Bauer: Just a couple of follow up questions. Frank, you talked a little bit regarding the timetable on liquidation of the TV stations. Will that more than likely correspond with the FCC's rulings on relaxing the market ownership's and the cross ownership's of the TV stations?

     F. Woods: First of all, keep in mind that we have an affiliation agreement with Scripps that is a three-year agreement that can be cancelled after 15 months. So there's a 15-month period before anything of an operating nature might take place, and then you'll also have an FCC that's under a court mandate to revise and revisit the ownership limitations that they put on the national television owners at 35%.

There is common thinking, I think within the television industry that if the FCC does act on this, first of all they will act, and secondly that they're going to act to expand and increase the percentages or maybe have no limitation whatsoever. That will increase the number of buyers for TV stations and that will increase the value of TV stations.

So certainly the Company wants to be positioned to take advantage of that if there is a spike in values of TV stations. But we have used the word liquidation, and I've responded to that terminology. But I would point out that the Company at this point has not absolutely adopted a position that they're going to sell the stations. There might be every opportunity to explore some type of additional merger of the Company with some entertainment Company, broadcast company that might see value in the TV stations. There might be an opportunity to have a programming arrangement with respect to the stations. There might be a plan to see if there are opportunities to affiliate the stations with major networks. Or there might be a revisiting with Scripps of the arrangement there and a revisiting of whether or not Scripps might have an interest.

So I don't want to paint the Company into one corner on what it's going to do with the TV stations. I think the responsible thing would be for the Company to explore all alternatives. It's been publicly announced that this is a transaction where the Company is going to seek the maximize value. I think we need to announce that more, and we talk to any and all who have an interest.

     T. Bauer: I believe in July that Chairman Michael Powell made the comment that he felt there would be a decision in the summer of 2003. Once that decision is reached by the FCC, if indeed it is, similar to as we saw when they did the same activities in the radio market. Would you see that next 12-month, 18-month period after the decision is reached is the peak time to maximize those station values? So we're really looking at a two, two and a half year timeframe here that would not violate the 15-month programming deal with Scripps?

     F. Woods: That is probably a realistic time schedule. And that's probably a realistic projection of what will happen in the marketplace. We certainly would like to analogize it to what happened in the radio station industry. I would not disagree with that thought process.

     T. Bauer: Okay. You also made the comment, Frank, I believe it was either you or Art, that you believe the 30% stub with the network will be worth more in time than the station values. What kind of time horizon are you looking at to make that kind of statement? Are we working off the appraised value that was made in February of this year of that $256 number?

     F. Woods: If I said that it would be, let me say that it could be. I think that I said that it could be. We think that we're dealing with a first time that this network has really had the true opportunity to be competitive and on a level playing field with QVC, HSN, and ShopNBC. There's going to be enormous opportunity for the network. Scripps has demonstrated with what they've done with the Food Network, and Home & Garden, that they understand the programming business and that they bring resources to the table.

So I certainly think that the 30% interest could be worth as much or more than the TV stations. I'm not going to put a value currently on the TV stations. It has been publicly announced that we had them appraised in February or March for $256 million. So that forms one reference for value for those stations. But there's been an announcement in recent months that Lin Television is seeking to acquire TV stations. Tribune has said they're looking. And if you're correct, that Chairman Powell and the FCC are going to act next summer, the time period after an FCC announcement would probably be an ideal period in which to really look hard at what we're going to do. It's going to relate to the overall economy, the advertising revenue marketplace, and what's going on in the world, I'm sure.

     T. Bauer: The last question for me, and this is going to be directed to Art, in the past the Company has released presentations that have included a matrix regarding FTE's and revenue per FTE that would correspond to different levels of EBITDA metrics. Given the level that you are now with the FTE, and how close you are as far as revenue for FTE and you sound like you should be able to increase that significantly in the short amount of time. Is there a discord between what Scripps is saying that they didn't expect to be cash flow positive next year as opposed to what you guys are saying in running the network and what it would take to be EBITDA positive?

     A. Tek: I think that matrix that we've used before in our presentations is still applicable. If we can get our revenue per home into the sixes, we become EBITDA positive fairly easily, provided that we keep our operating margins and fixed costs where they are. So I think that there's a huge opportunity with Scripps. Certainly Scripps is taking a conservative approach to going forward. But I'm very hopeful about the future. I think that we may surprise some people in how rapidly we're able to improve our EBITDA.

     T. Bauer: So you would say that Scripps is being overly conservative in their outlook?

     A. Tek: I don't know about overly conservative, but I'll just leave it that I'm very hopeful about the future.

     T. Bauer: Okay. Thank you, gentlemen.

     F. Woods: We're very respectful of Scripps' analysis at all times.

     T. Bauer: Well said, Frank.

     Moderator: The next question comes from Chris Harris with Bank of America.

     C. Harris: Good afternoon. Arthur, could you just update me or remind me I guess on the timing with respect to timing for bondholders.

     A. Tek: We would intend to repay the bondholders in full. A notice would be given to the bondholders when we close with Scripps; that would be as Frank said, some time on or right after October 16th. We would be paying the bondholders the call premium that's called for in our bond agreement.

     C. Harris: Great. Thank you very much.

     Moderator: The next question comes from Shannon Ward with AIG.

     S. Ward: Can you tell me what the percentage of shares outstanding have already in effect voted for the transaction? What percentage of the shares are held by insiders, management, etc.?

     F. Woods: The board of directors of Shop At Home and the Chief Financial Officer have all signed a voting commitment in favor of this transaction. I think that percentage is, Arthur, how much?

     A. Tek: I think that's in the 6 million share range. So that's around 13 to 14% of the outstandings.

     S. Ward: Okay. And are there any large blocks that you've had contact with that you have a sense for whether or not they're going to vote for or against?

     F. Woods: The only other large block out there is owned by Legacy Management out of Atlanta, Georgia. They have had an onsite visit since the announcement, and we've had telephone discussions with them. We feel that they are favorably inclined to vote for the proposal.

     A. Tek: We as a management team have not gotten any negative feedback on this transaction since it was announced from our shareholders.

     S. Ward: What's the size of the Legacy block?

     A. Tek: It was over 5% a year ago.

     S. Ward: Thank you.

     Moderator: At this time I show there are no further questions.

     F. Woods: Thank you.

     A. Tek: Thank you very much. See you guys later.

     Moderator: At this time the conference has now concluded. Thank you for your participation. You may now disconnect.


                                     [END]